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                                                                   EXHIBIT 5.01

                  [LETTERHEAD OF KIRKPATRICK & LOCKHART LLP]

                               December 16, 1998

United States Filter Corporation
40-004 Cook Street
Palm Desert, California 92211

Ladies and Gentlemen:

  We have acted as special counsel to United States Filter Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company on December 17, 1998 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to an aggregate of up to 3,196,094 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, and the associated Preferred Stock Purchase Rights (the "Rights") that may be issued by the Company pursuant to the Agreement and Plan of Merger among the Company, Kinetics Acquisition Corp., a wholly owned subsidiary of the Company, and Unit Instruments, Inc., dated as of July 2, 1998, and amended by the First Amendment thereto dated August 5, 1998 and the Second Amendment thereto dated November 10, 1998 (the "Merger Agreement"). The Rights would be issued in accordance with the Rights Agreement dated as of November 27, 1998 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement").

  We have reviewed the Company's Certificate of Incorporation and By-laws, each as amended and restated, the Merger Agreement and the Rights Agreement. We have examined such other public and corporate documents, certificates, instruments and corporate records and such questions of law as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

  On the basis of the foregoing, we are of the opinion that the Shares and the Rights, when issued pursuant to the Merger Agreement and in accordance with the Rights Agreement, will be validly issued, fully paid and non-assessable.

  We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the caption "Legal Matters."

                                          Yours truly,

                                          /s/ Kirkpatrick & Lockhart LLP